Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:
Susan K. Conner
(214) 234-4140
Media Contact:
Chip Rosales
(214) 234-4613

Pegasus Solutions Stockholders Approve Merger Agreement
DALLAS, May 3, 2006 — Pegasus Solutions, Inc. (Nasdaq: PEGS) today announced that at a special stockholder meeting today in Dallas, the stockholders of the company voted to adopt the merger agreement providing for the acquisition of Pegasus by an entity currently controlled by Prides Capital Partners, LLC. Dallas-based Pegasus is a global leader in providing technology and services to hotels and travel distributors.
The proposed merger was announced on December 19, 2005 and is expected to be completed on May 4, 2006, subject to the satisfaction or waiver of all the closing conditions set forth in the merger agreement. Under the terms of the merger agreement, Pegasus stockholders will receive $9.50 per share in cash without interest for each share of common stock.
About Pegasus Solutions, Inc .
Dallas-based Pegasus Solutions, Inc. (Nasdaq: PEGS) is a global leader in providing technology and services to hotels and travel distributors. Founded in 1989, Pegasus’ customers include a majority of the world’s travel agencies and more than 60,000 hotel properties around the globe. Pegasus’ services include central reservation systems, electronic distribution services, commission processing and payment services, and marketing representation services, including the consumer Web site, www.hotelbook.com™. The company’s representation services, including Utell by Pegasus™ and Unirez by Pegasus™, are used by more than 7,000 member hotels in 140 countries, making Pegasus the hotel industry’s largest third-party marketing and reservations provider. Pegasus has 17 offices in 12 countries, including regional hubs in London, Singapore and Scottsdale, Arizona. For more information, please visit www.pegs.com.
About Prides Capital Partners, LLC
Prides Capital, based in Boston and San Francisco, specializes in strategic block, active investing in small- and micro-cap public and private companies. In partnership with its management teams, Prides seeks to create value through strategic, operational and financial assistance. For more information, please visit http://www.pridescapital.com.
Additional Information and Where to Find It
In connection with the proposed merger, on March 31, 2006, Pegasus filed a definitive Proxy Statement with the Securities and Exchange Commission for its Special Meeting of Stockholders. INVESTORS AND SECURITY

HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Pegasus at the Securities and Exchange Commission’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Pegasus Solutions Investor Relations, 8350 N. Central Expressway, Suite 1900, Dallas, Texas 75206, USA, telephone (214) 234-4000.
This press release contains “forward-looking statements” under the Private Securities Reform Act of 1995 that involve risks, uncertainties and assumptions. If any of these risks or uncertainties materializes, or if any of these assumptions proves incorrect, the results of Pegasus and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements.
All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including predictions regarding the occurrence and timing of the closing of the merger, and statements of assumptions underlying the foregoing.
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